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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
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COMPUTATION OF EARNINGS PER SHARE
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EXHIBIT 11
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
                                                    For Three Months Ended March 31,
                                                    --------------------------------
                                                        1995               1994
                                                     ----------         ----------
Net Income                                           $3,084,229         $2,327,904
                                                     ==========         ==========
Computation of average
shares outstanding

         Shares outstanding at
         beginning of year                            4,196,435          3,799,477

         Additional shares deemed
         outstanding because of
         stock dividends                                                   380,858

         Additional shares deemed
         outstanding because of
         stock split                                  2,100,650          2,091,396

         Shares issued during the
         year times average time
         outstanding during the year                      3,239              2,456
                                                     ----------         ----------
Average shares outstanding                            6,300,324          6,274,187
                                                     ==========         ==========
Primary earnings per share                                $0.49              $0.37
                                                     ==========         ==========